                                                                    Exhibit 99.1

THURSDAY AUGUST 24, 8:33 AM EASTERN TIME

PRESS RELEASE

GREKA SELLS NON-CORE CANADIAN ASSETS

         NEW YORK--(BUSINESS WIRE)--Aug. 24, 2000--GREKA Energy Corporation (NASDAQ: GRKA - news), a profitable, vertically-integrated oil and gas producer, today announced it has closed the sale of its Canadian subsidiary, Beaver Lake Resources Corporation, resulting in GREKA's disposition of all its non-core oil and gas assets in Canada.

         Mr. Randeep S. Grewal, Chairman, CEO & President, stated, "In favor of the Canadian assets' disposition, the Company successfully achieved two objectives. First, the sale allows GREKA to focus on its core assets in California, Louisiana and China. Secondly, the closing eliminates liabilities and non-core assets not performing to standards of the Company's core assets relative to profitability. Over the past year, management evaluated whether the Canadian oil and gas assets were core or provided an adequate foundation to expand. This favorable transaction to the Company's balance sheet will be duly reported in GREKA's third quarter filing. The Company feels that actions such as this sale continue to support the Company's five consecutive quarters of record profits."

         GREKA is an integrated company focused on exploiting E&P opportunities and penetrating new niche markets utilizing proprietary technology with emphasis on short radius horizontal drilling technology patented by BP Amoco (NYSE: BPA - news). In addition to owning and operating an asphalt refinery in California, the Company has oil and gas production, exploration and development activities in North America and the Far East, with primary areas of activity in California, Louisiana and China.

Safe Harbor for Forward Looking Statements

         Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.

Contact:
     GREKA Energy Corporation
     Susan M. Whalen, 212/218-4680
     smw@grekaenergy.com
        or
     Continental Capital & Equity Corp.
     Jim Blackman, 407/682-2001
     jblackman@insidewallstreet.com